Exhibit 107
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
DMC Global Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Registration Fee
Fees to Be Paid(1)	Equity	Common stock, $0.05 par value per share	457(c)	551,458	$32.33	$17,828,637.14	0.0000927	$1,652.71
Fees Previously Paid	—	—	—	—	—	—	—	—
Total Offering Amount						$17,828,637.14
Net Fee Due								$1,652.71

(1)
Based on the average high and low prices reported for the registrant’s common stock on April 5, 2022.